Exhibit 99.1

Pro Forma Financial Information

The following tables set forth unaudited pro forma financial information of SYNCHRONY FINANCIAL, which we refer to as “we,” “our,” “us,” “Synchrony,” or the “Company.” The following pro forma financial information for the year ended December 31, 2014 is unaudited and has been derived from our historical consolidated and combined financial statements. You should read this information in conjunction with our audited consolidated and combined financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2014, which we refer to as our Annual Report, and our unaudited condensed consolidated and combined financial statements and the related notes thereto included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, which we refer to as our Quarterly Reports.

Synchrony is a holding company for the legal entities that historically conducted the North American retail finance business of General Electric Company (“GE”). Synchrony was incorporated in Delaware on September 12, 2003, but prior to April 1, 2013, conducted no business. During the period from April 1, 2013 to September 30, 2013, as part of a regulatory restructuring, substantially all of the assets and operations of GE’s North American retail finance business, including the Synchrony Bank (the “Bank”), were transferred to Synchrony. The remaining assets and operations of that business subsequently were transferred to Synchrony.

For all periods prior to June 30, 2014, the Company’s historical financial statements were prepared on a combined basis as if Synchrony had conducted GE’s North American retail finance business throughout all relevant periods. All remaining assets of our business were transferred from General Electric Capital Corporation (“GECC”) and its subsidiaries to Synchrony by the end of the second quarter of 2014. As a result, the Company’s historical financial statements have been prepared on a consolidated basis beginning June 30, 2014. Under this basis of presentation, our historical financial statements consolidate all of our subsidiaries, i.e., entities in which we have a controlling financial interest, most often because we hold a majority voting interest. All periods subsequent to June 30, 2014 are also presented in this report on a consolidated basis.

The unaudited pro forma information set forth below reflects our historical consolidated and combined financial information, as adjusted to give effect to the following transactions (the “Transactions”) as if each had occurred at January 1, 2014:

•	issuance of 128.5 million shares of our common stock in our initial public offering (the “IPO”) at an initial public offering price of $23.00 per share and offering expenses payable by us;

•	repayment of all outstanding related party debt in the amount of $8.0 billion owed to GECC and its affiliates at the closing of the IPO (“Outstanding Related Party Debt”);

•	entering into, and costs associated with, the five-year $8.0 billion unsecured term loan facility we entered into with a group of third party lenders and JPMorgan Chase Bank, N.A., as administrative agent (the “Bank Term Loan Facility”) and the five-year $1.5 billion unsecured term loan facility with GECC as lender and administrative agent (the “GECC Term Loan Facility”) and the partial repayment of each facility with a portion of the net proceeds from the public offering of $3.6 billion aggregate principal amount of our 1.875% Senior Notes due 2017, our 3.000% Senior Notes due 2019, our 3.750% Senior Notes due 2021 and our 4.250% Senior Notes due 2024 (together, the “2014 Notes”);

•	completion of, and offering expenses payable by us in connection with, the 2014 Notes offering;

•	investment in liquid assets to further increase the size of our liquidity portfolio consistent with our liquidity and funding policies; and

•	issuance of a founders’ grant of restricted stock units (“RSUs”) and stock options to certain employees under the Synchrony Financial 2014 Long-Term Incentive Plan.

The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent what our financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma information also should not be considered representative of our future financial condition or results of operations.

The unaudited pro forma information below is based upon available information and assumptions that we believe are reasonable, that reflect the expected impacts of events that are directly attributable to the Transactions, that are factually supportable and, in connection with earnings information, that are expected to have a continuing impact on us.

In connection with the IPO, we entered into a number of arrangements with GE governing GE’s disposition of all of its remaining shares of our stock (the “Separation”) and a variety of transition matters. Except as described in the notes above, we have not reflected any adjustments for the estimated effects of these arrangements.

In addition to the pro forma adjustments to our historical consolidated and combined financial statements, various other factors will have an effect on our financial condition and results of operations, including those discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report and our Quarterly Reports

For information with respect to certain items that are not reflected in the pro forma financial information, see notes (b) and (g) to the unaudited pro forma financial information below.

Unaudited Pro Forma Financial Information

Condensed Consolidated and Combined Statement of Earnings Information

	Year ended December 31, 2014
($ in millions, except per share data)	Historical	Pro Forma Adjustments	Notes		Pro Forma
Interest and fees on loans	$12,216	$—			$12,216
Interest on investment securities	26	—	(a	)	26

Total interest income	12,242	—			12,242

Interest on deposits	470	—			470
Interest on borrowings of consolidated securitization entities	215	—			215
Interest on third-party debt	124	172	(b	)	296
Interest on related party debt	113	(62)	(b	)/(c)	51

Total interest expense	922	110			1,032

Net interest income	11,320	(110)			11,210

Retailer share arrangements	(2,575)	—			(2,575)

Net interest income, after retailer share arrangements	8,745	(110)			8,635
Provision for loan losses	2,917	—			2,917

Net interest income, after retailer share arrangements and provision for loan losses	5,828	(110)			5,718

Other income	485	—			485
Other expense	2,927	15	(d	)	2,942

Earnings (loss) before provision for income taxes	3,386	(125)			3,261
Provision for income taxes	1,277	(47)	(e	)	1,230

Net earnings	$2,109	$(78)			$2,031

Weighted average shares outstanding (in millions)
Basic	757.4		(f	)	833.8
Diluted	757.6		(f	)	834.2
Earnings per share
Basic	$2.78		(f	)	$2.44
Diluted	$2.78		(f	)	$2.43

Notes to unaudited pro forma financial information

(a)	Our liquidity portfolio consists of cash and equivalents (primarily in the form of deposits with the Federal Reserve Board), debt obligations of the U.S. Treasury, certain securities issued by U.S. government sponsored enterprises and other highly rated and highly liquid assets. We have assumed for purposes of this pro forma presentation that assets contained in the liquidity portfolio would have consisted entirely of cash and equivalents. Interest on investment securities includes interest on interest-earning cash and equivalents. We estimate that the additional cash and equivalents in this liquidity portfolio would have generated incremental interest income of $8 million for the year ended December 31, 2014 (for the period prior to the closing of the IPO), assuming an interest rate of 0.22% per annum. This incremental interest income is not reflected in the unaudited pro forma financial information. An increase (decrease) in the interest rate of 0.125% would increase (decrease) this estimate by $5 million for the year ended December 31, 2014.

(b)	Reflects an adjustment to record $12.5 billion of new borrowings in connection with the IPO, additional borrowing commitments and related interest expense at a weighted average interest rate of 2.8% per annum, as follows:

(1)	In connection with the IPO, we entered into the $1.5 billion GECC Term Loan Facility with GECC ($0.1 billion of which was prepaid with a portion of the net proceeds from the 2014 Notes offering).

(2)	In connection with the IPO, we entered into the $8.0 billion Bank Term Loan Facility with third-party lenders ($0.5 billion of which was prepaid with a portion of the net proceeds from the 2014 Notes offering).

(3)	We issued $3.6 billion of Senior notes in the 2014 Notes offering.

(4)	At the date of the IPO we had an aggregate of approximately $5.6 billion of undrawn committed capacity from private lenders under two of our existing securitization programs, the commitment fees for which are included in the adjustment to interest expense.

On October 6, 2014, we subsequently prepaid an additional $750 million of the GECC Term Loan Facility with the proceeds of additional borrowings in the same amount under the Bank Term Loan Facility, the effects of which are reflected in the historical financial information for the period subsequent to this prepayment. No proforma adjustments have been made to reflect this transaction for periods prior to October 6, 2014.

The unaudited pro forma financial information also includes an adjustment to record $67 million of deferred financing costs related to the Bank Term Loan Facility and the 2014 Notes offering. The proceeds of the new borrowings were used to repay all Outstanding Related Party Debt, to increase our capital, to invest in liquid assets to increase the size of our liquidity portfolio, to pay fees and expenses related to the Transactions, and to be used for such additional uses as we may determine in the future.

An increase (decrease) in the weighted average interest rate of 0.125% per annum would increase (decrease) pro forma interest expense related to our new borrowings by $12 million for the year ended December 31, 2014.

(c)	Reflects the repayment of $8.0 billion of Outstanding Related Party Debt. The weighted average interest rate on the related party debt for the year ended December 31, 2014 (for the period prior to the closing of the IPO) was 2.0% per annum.

(d)	Represents an adjustment for periods prior to the closing of the IPO to reflect an estimated annual incremental compensation expense of $27 million related to the issuance of a founders’ grant of RSUs and stock options to a broad group of several hundred employees in connection with the IPO, with an estimated total grant date fair value of $107 million. The grant will be amortized over the four-year cliff vesting period.

(e)	Reflects an adjustment to record the tax impact of other pro forma earnings adjustments at a tax rate of 37.3%.

(f)	Basic and diluted earnings per share and the weighted average shares outstanding for the pro forma earnings per share calculation included in our unaudited pro forma Consolidated and Combined Statement of Earnings are calculated as follows:

	Year Ended December 31, 2014
(in millions except per share data)	Basic	Diluted
Pro forma net earnings	$2,031	$2,031
Common stock	833.8	833.8
Restricted stock units	—	0.4
Stock options	—	—
Pro forma shares outstanding	833.8	834.2
Pro forma earnings per share	$2.44	$2.43

(g)	We have not reflected any adjustments in our unaudited pro forma financial information for the following:

(1)	GE and its subsidiaries, including GECC, historically have provided a variety of services to us, including direct costs associated with services provided directly to us and indirect costs related to GE corporate overhead allocation and assessment. Prior to the completion of the IPO, we entered into a number of arrangements with GE governing the Separation and a variety of transition matters. We expect that GE will continue to provide us with some of the services related to certain functions on a transitional basis in exchange for agreed-upon fees, and have incurred other costs to replace the services and resources that are no longer provided by GE following the IPO. We have incurred and currently expect to continue to incur significant additional expenses to operate as a fully independent public company. See “—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Trends and Conditions” in our Annual Report and our Quarterly Reports.

(2)	We expect increased payments to partners under our recently extended retailer share arrangements and increased other expense, primarily marketing and other expenses dedicated to promoting the extended programs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Trends and Conditions—Increases in retailer share arrangement payments and other expense under extended program agreements” in our Annual Report and our Quarterly Reports.

(3)	We will transition to our benefit plans under the employee matters agreement we entered into with GE prior to the completion of the IPO. Effective as of the date that GE ceases to own at least 50% of our outstanding common stock, our applicable U.S. employees will cease to participate in the GE plans and will participate in employee benefit plans established and maintained by us. For at least the one-year period following the date that GE ceases to own at least 50% of our outstanding common stock, we will maintain plans that will provide our employees with benefits that are comparable in the aggregate to the value of those benefits provided by the GE plans. See “Related Person Transactions—Relationship with GE and GECC—Employee Matters Agreement” in our definitive proxy statement for our 2015 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 6, 2015 for further description of these matters.

(4)	Certain of our employees have historically been granted GE stock options and GE RSUs under GE’s 2007 Long-Term Incentive Plan, and as of the date GE ceases to own at least 50% of our outstanding common stock, all unvested GE stock options that are held by our employees at that time will vest. We have not reflected any adjustment for the expense related to the accelerated vesting of these awards as the date of vesting has not been determined and this expense would be non-recurring.